FOR IMMEDIATE RELEASE	Contact: Carrie O'Connor
October 29, 2014	Director of Corporate Communications
317.465.0469
coconnor@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends,
Reports Third Quarter 2014 Financial Results

Indianapolis, IN…On October 29, 2014, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.75% and 3.00%, respectively. These dividends will be paid in cash on October 30, 2014.

Net Income for the third quarter of 2014 was $33.8 million. The increase of $5.0 million compared to the same period in 2013 was primarily due to higher Other Income and lower Other Expenses, partially offset by lower Net Interest Income After Provision for Credit Losses. The net increase in Other Income resulted from proceeds from a litigation settlement related to certain private-label mortgage-backed securities ("PLMBS"). The net decrease in Other Expenses was primarily due to the accelerated amortization of pension benefits in 2013 from Accumulated Other Comprehensive Income to Other Expenses as a result of the retirement of our former President - CEO. Net Interest Income After Provision for Credit Losses decreased by $4.4 million or 9% in the third quarter of 2014, compared to the same period in 2013, primarily due to narrower net interest spreads.

Net Income for the nine months ended September 30, 2014 was $100.6 million. The decrease of $37.3 million compared to the same period in 2013 was primarily due to lower Net Interest Income After Provision for Credit Losses and the net realized gain on the sale of PLMBS in 2013, partially offset by proceeds from PLMBS litigation settlements in 2014. Net Interest Income After Provision for Credit Losses decreased by $38.2 million or 22% in the nine months ended September 30, 2014, compared to the same period in 2013, primarily due to narrower net interest spreads.

Total Assets at September 30, 2014 were $41.0 billion. The net increase of $3.3 billion or 9% compared to December 31, 2013 was primarily attributable to an increase in Advances. Advances outstanding totaled $19.3 billion, a net increase of 11%, which included an increase of 8% to depository institutions and 15% to insurance companies. Mortgage Loans Held for Portfolio totaled $6.5 billion, a net increase of 5% due to purchases under our MPP Advantage program. Investments totaled $10.6 billion, a net decrease of 1%.

Consolidated Obligations at September 30, 2014 totaled $37.0 billion. The net increase of $3.0 billion or 9% compared to December 31, 2013 was attributable to higher funding needs primarily due to the increased demand for Advances.

Total Capital at September 30, 2014 was $2.6 billion. The net increase of $199.5 million or 8% for the nine months ended September 30, 2014 consisted of a net increase in Capital Stock of $115.8 million, a net increase in Retained Earnings of $48.0 million and a favorable change in Accumulated Other Comprehensive Income (Loss) of $35.7 million.

Total Regulatory Capital at September 30, 2014 was $2.5 billion, an increase of $163.1 million or 7% for the nine months ended September 30, 2014. Our regulatory capital-to-assets ratio at September 30, 2014 was 6.2%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter and nine months ended September 30, 2014 will be included in our Quarterly Report on Form 10-Q, which we intend to file by mid-November.

Federal Home Loan Bank of Indianapolis

Financial Highlights (unaudited)

($ amounts in millions, as rounded)
	Three Months Ended September 30,		Nine Months Ended September 30,
Condensed Statements of Income	2014	2013	2014	2013
Net Interest Income After Provision for Credit Losses	$47	$52	$138	$177
Other Income (Loss)	7	—	23	28
Other Expenses	16	20	49	51
Affordable Housing Program Assessments	4	3	11	16
Net Income	$34	$29	$101	$138

Condensed Statements of Condition	September 30, 2014	December 31, 2013
Advances	$19,325	$17,337
Mortgage Loans Held for Portfolio, net	6,472	6,190
Investments (1)	10,647	10,780
Other Assets (2)	4,594	3,479
Total Assets	$41,038	$37,786

Consolidated Obligations	$37,020	$34,019
Mandatorily Redeemable Capital Stock	16	17
Other Liabilities	1,419	1,366
Total Liabilities	38,455	35,402
Capital Stock, Class B Putable	1,726	1,610
Retained Earnings (3)	800	752
Accumulated Other Comprehensive Income (Loss)	57	22
Total Capital	2,583	2,384
Total Liabilities and Capital	$41,038	$37,786

Total Regulatory Capital (4)	$2,542	$2,379

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Cash and Due From Banks of $4,445 million and $3,319 million at September 30, 2014 and December 31, 2013, respectively.

(3)	Includes Restricted Retained Earnings of $106 million and $85 million at September 30, 2014 and December 31, 2013, respectively.
(4) Consists of Total Capital less Accumulated Other Comprehensive Income (Loss) plus Mandatorily Redeemable Capital Stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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